LEHMAN BROTHERS HOLDINGS INC.                             EXHIBIT 99.3
CONSOLIDATED STATEMENT OF INCOME
(Preliminary and Unaudited)
(In millions, except per share data)
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                                                           Three Months Ended                    % Change from
                                                 -------------------------------------    -----------------------------
                                                     Nov 30        Aug 31       Nov 30       Aug 31           Nov 30
                                                      2003          2003         2002          2003            2002
                                                 ----------- -- --------- -- ---------    ------------   --------------

Revenues:
   Principal transactions                            $1,034       $1,203         $520
   Investment banking                                   486          458          409
   Commissions                                          335          314          308
   Interest and dividends                             2,343        2,467        2,885
   Other                                                 56           21           11
                                                 -----------    ---------    ---------
      Total revenues                                  4,254        4,463        4,133
   Interest expense                                   1,956        2,116        2,594
                                                 -----------    ---------    ---------
      Net revenues                                    2,298        2,347        1,539            (2)%              49%
                                                 -----------    ---------    ---------

Non-interest expenses:
   Compensation and benefits                          1,103        1,174          785
   Technology and communications                        157          150          148
   Brokerage and clearance fees                          95           96           92
   Occupancy                                             89           76           74
   Professional fees                                     53           35           39
   Business development                                  44           36           34
   Other                                                 35           31           13
   September 11, 2001 related
     recoveries, net                                      -            -         (108)
   Global real estate reconfiguration                     -            -          128
   Regulatory settlement                                  -            -           80
                                                -----------    ---------    ---------
      Total non-interest expenses                     1,576        1,598        1,285            (1)%              23%
Income before taxes and dividends on trust
  preferred securities                                  722          749          254
   Provision for income taxes                           220          250           53
   Dividends on trust preferred securities               21           19           14
                                                 -----------    ---------    ---------
Net income                                             $481         $480         $187            0%               157%
                                                 ===========    =========    =========
Net income applicable to common stock                  $464         $469         $176           (1)%              164%
                                                 ===========    =========    =========

Earnings per common share
   Basic                                              $1.82        $1.92        $0.72
                                                 ===========    =========    =========
   Diluted                                            $1.71        $1.81        $0.69
                                                 ===========    =========    =========
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